Exhibit 99.1

                         NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Investor Relations
https://ir.cedarfair.com	Michael Russell, 419.627.2233

CEDAR FAIR OUTLINES MEASURES TAKEN IN RESPONSE TO COVID-19

•	Company provides business update; withdraws long-term financial guidance

•	Company suspends quarterly distribution payments
SANDUSKY, Ohio (April 16, 2020) -- Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and immersive entertainment, said today that, given the continued uncertainty surrounding the coronavirus (COVID-19) pandemic, the Company has undertaken proactive cost-reduction measures to provide it with enhanced financial flexibility while its parks remain closed.
“As we work to ensure the safety and well-being of our employees, guests and business partners from the effects of COVID-19, it’s important we also embrace measures that will ensure our financial flexibility through this difficult period,” said Richard Zimmerman, President and CEO of Cedar Fair. “After social distancing recommendations by the authorities are lifted, we look forward to opening our parks as soon as reasonably possible. The actions we are announcing today help put us in a better position to do so as we navigate the unknown environment ahead.”
COVID-19 Response
Since closing its parks in March 2020 in response to COVID-19 health recommendations, the Company has taken the following proactive measures to reduce operating expenses and cash outflows:

•	Eliminated nearly all of its seasonal and part-time labor costs until its parks prepare to reopen,

•
Suspended all advertising and marketing expenses, and reduced general and administrative expenses and other park-level operating expenses to better align with the disruption in operations while still remaining in readiness position to reopen parks,

•	Reduced the CEO’s base salary by 40% and the base salaries of all other executives by 25%, effective April 27, 2020,

•	Deferred base salaries for all other salaried employees by 25%, subject to minimum thresholds or other statutory limitations,

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Outlines Measures Taken in Response to COVID-19
April 16, 2020

•	Reduced scheduled hours for full-time hourly employees by 25% to 30 hours per week, and

•	Suspended cash retainer fees for its Board of Directors until business conditions improve.
To provide incremental liquidity and enhanced financial flexibility, the Company has taken proactive steps to reduce its capital spending for calendar year 2020, including the suspension of at least $75-100 million of non-essential capital projects planned for the 2020 and 2021 operating seasons. The Company now anticipates spending $85-100 million on capital improvements in calendar year 2020.
In addition, the Board of Directors has determined that it is in the best interests of unitholders for the Company to preserve liquidity by suspending the quarterly distribution until operating visibility improves. The Board is committed to reinstituting a quarterly distribution when it is appropriate to do so.
Given the uncertainty around the timing of the parks reopening, and in order to ensure its season pass holders receive a full season of value, the Company also recently announced it has paused collections of guest payments on installment purchase products, and that its parks are working with season pass holders to extend their usage privileges into the 2021 season to compensate for lost access to the parks in the current year.
Liquidity Update
As of the end of the first quarter, the Company had cash on hand of $26 million and $190 million available under its revolving credit facility, net of $15 million of outstanding letters of credit. Based on the cost-cutting and cash-savings measures taken to date, under a scenario where its parks remain in a state of readiness to reopen for the 2020 season, the Company anticipates its average cash burn rate, including operating expenses, capital expenditures and debt facility costs, will be approximately $25-35 million per month. Should the park closures extend later into the year, the Company is prepared to activate additional cost-cutting and cash-savings measures. Out of an abundance of caution, at this time, the Company is also taking steps to secure additional liquidity and address any potential debt covenant issues, in the event that the COVID-19 crisis continues.
Preliminary First-Quarter Financial Results
The Company expects net revenues in the first quarter of 2020 to be approximately $10-15 million lower than the same period in 2019. Prior to the mid-March disruption in operations, revenues were higher than the prior-year period and in line with current-year expectations, primarily driven by a record start to the year at Knott’s Berry Farm, the Company’s only year-round park. In addition to the lost revenues over the last two weeks of March, sales of advance purchase products, including season passes and related all-season products, declined significantly as a result of COVID-19. In spite of this decline, deferred revenues at the end of the first quarter remained up more than $30 million, or more than 20%, over the same time last year.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Outlines Measures Taken in Response to COVID-19
April 16, 2020

Long-Term Financial Guidance
Due to the uncertainty surrounding the magnitude and duration of the COVID-19 pandemic at this time, the Company is unable to predict the impact on its business and operating results, both in the near term and long term. As such, the Company is withdrawing its previously provided long-term Adjusted EBITDA target of $600 million by 2024.
About Cedar Fair
Cedar Fair Entertainment Company (NYSE: FUN), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to make people happy by providing fun, immersive and memorable experiences, the Company owns and operates 13 properties, consisting of 11 amusement parks, four separately gated outdoor water parks, and resort accommodations totaling more than 2,300 rooms and more than 600 luxury RV sites. Cedar Fair’s parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, Texas and Toronto, Ontario. It also operates an additional theme park in California under a management contract.
Forward-Looking Statements
Some of the statements contained in this news release that are not historical in nature constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements as to the Company's expectations, beliefs and strategies regarding the future. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond our control and could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors, including the impacts of the COVID-19 pandemic, general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects and other factors discussed from time to time by the Company in its reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at the Company’s parks and cause actual results to differ materially from the Company's expectations or otherwise to fluctuate or decrease. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, information, circumstances or otherwise that arise after the publication of this document.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233